                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                ______________

                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) or 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             CAL FED BANCORP INC.
            (Exact name of registrant as specified in its charter)

                    Delaware                           95-4539347
      (State of Incorporation or Organization)         (I.R.S. Employer
                                                       Identification no.)

      5700 Wilshire Blvd.
      Los Angeles, California                          90036
      (Address of principal executive offices)         (zip code)

[CAPTION]
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

If this Form relates to the registration of a          If this Form relates to the registration of a
class of debt securities and is effective              class of debt securities and is to become
upon filing pursuant to General                        effective simultaneously with the
Instruction A(c)(1) please check the                   effectiveness of a concurrent registration
following box.     [_]                                 statement under the Securities Act of 1933
                                                       pursuant to General Instruction A(c)(2)
                                                       please check the following box.     [_]

Securities to be registered pursuant to Section 12(b) of the Act:

           TITLE OF EACH CLASS                                  NAME OF EACH EXCHANGE ON WHICH
           TO BE SO REGISTERED                                  EACH CLASS IS TO BE REGISTERED
           -------------------                                  ------------------------------
Preferred Share Purchase Rights                             New York Stock Exchange
------------------------------------------------            -------------------------------------------------
                                                            Pacific Stock Exchange
------------------------------------------------            -------------------------------------------------
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SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:


None
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                                (TITLE OF CLASS)


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                                (TITLE OF CLASS)
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     The Form 8-A registration statement dated February 21, 1996, filed by Cal
Fed Bancorp Inc. (the "Company") is hereby amended as follows.


ITEM 1.        DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The Company has entered into an Amended and Restated Agreement and Plan of Merger dated as of July 27, 1996, (the "Merger Agreement") with First Nationwide Holdings Inc. ("FNH") and California Federal Bank, A Federal Savings Bank, a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, among other things, if shareholder approval is obtained and certain other conditions are satisfied, a newly-formed subsidiary of FNH will merge with and into the Company (the "Merger"), and each share of the Company's common stock, $1.00 par value per share (the "Common Stock") outstanding immediately prior to the Merger, other than Excluded Shares (as defined in the Merger Agreement) will be converted into the right to receive (a) $23.50 in cash without interest and (b) one-tenth of a Secondary Participation Interest (as defined in the Merger Agreement), provided, however, that no fractional Secondary Participation
            --------  -------
Interests will be issued, and holders of Common Stock who would otherwise receive fractional Secondary Participation Interests shall not be entitled thereto and such holders shall receive their respective pro rata portion of the cash proceeds (net of aggregate commissions and any other selling expenses) obtained from batching such fractional Secondary Participation Interests together with the fractional Secondary Participation Interests that would otherwise be issued in connection with the Merger into the nearest aggregate whole number of Secondary Participation Interests (collectively, the "Batched Secondary Participation Interests") and effecting the sale of the Batched Secondary Participation Interests on the open market at prevailing prices.

     As an inducement to the willingness of FNH to enter into the Merger Agreement, the Company and FNH entered into a Stock Option Agreement, dated as of July 27, 1996 (the "Option Agreement"), pursuant to which the Company granted to FNH an option (the "Option") to purchase up to 9,829,992 fully paid and nonassessable shares of Common Stock at a price per share of $21.375. The Option is exercisable only upon the occurrence of certain events described therein.

     In connection with the approval of the Merger, the Merger Agreement and the Option Agreement, the Board of Directors of the Company approved an amendment to the Rights Agreement dated as of February 16, 1996, between the Company and The Chase Manhattan Bank, a New York banking corporation, as Rights Agent (the "Amendment"). Among other things, the Amendment amends and restates Section 1.17 to provide that the preferred share purchase rights granted under the Rights Agreement will expire upon the earlier to occur of (i) the "Effective Time," as defined in the Merger Agreement, or (ii) the Close of Business (as defined in the Rights Agreement) on February 16, 2006. A copy of the Amendment is incorporated by reference and attached hereto as Exhibit 4.1.

ITEM 2         EXHIBITS


Exhibit
Number         Description
-------        -----------

4.1 Amendment to Rights Agreement, dated as of August 30, 1996, by and between Cal Fed Bancorp Inc., a Delaware corporation, and The Chase Manhattan Bank, a New York banking corporation, as rights agent

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              CAL FED BANCORP INC.
                              (Registrant)



Date: September 30, 1996      By:/s/ DOUGLAS J. WALLIS
                                 ----------------------------------------------
                                   Douglas J. Wallis
                                   Executive Vice President, General Counsel
                                    and Secretary

                                 EXHIBIT INDEX

     The following exhibits are hereby filed as part of this Form 8-A/A:

Exhibit                                       Page
Number       Description                      Number
------       -----------                      ------

4.1 Amendment to Rights Agreement, dated as of August 30, 1996, by and between Cal Fed Bancorp Inc., a Delaware corporation, and The Chase Manhattan Bank, a New York banking corporation, as rights agent


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